Exhibit 10(rr)

EMPLOYMENT AGREEMENT

This Agreement, dated as of January 23, 2006, by and between Andrew M. Schleimer (the “Executive”) and Six Flags, Inc., a Delaware corporation (the “Company”).

WITNESSETH

WHEREAS, the Company has offered Executive, and Executive has accepted, employment on the terms and conditions set forth in this Agreement; and

WHEREAS, the Company and Executive wish to set forth such terms and conditions in a binding written agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, it is hereby agreed as follows:

1.                                       Term of Employment. Executive’s employment with the Company shall begin on January 18, 2006 (the “Effective Date”) and end on the fourth anniversary thereof (the “Term”), subject to earlier termination in accordance with Section 4 hereof.

2.                                       Position, Duties and Location.

(a)                                  Position. Beginning on the Effective Date, Executive shall serve as the Executive Vice President, In-Park Services of the Company, with the duties and responsibilities customarily assigned to such position and such other duties as may reasonably be assigned to Executive from time to time by the Chief Executive Officer consistent with such position. The Executive shall at all times report directly to the Chief Executive Officer.

(b)                                 Duties. During his employment with the Company, Executive shall devote substantially all his business attention and time to the duties reasonably assigned to him by the Chief Executive Officer consistent with Executive’s position and shall use his reasonable best efforts to carry out such duties faithfully and efficiently.

(c)                                  Location. Executive’s principal place of employment shall be located in New York, New York; provided that Executive will travel and render services at such locations as may reasonably be required by his duties hereunder.

3.                                       Compensation.

(a)                                  Base Salary. During his employment with the Company, Executive shall receive a base salary (the “Base Salary”) at an annual rate of $500,000  Base Salary shall be paid at such times and in such installments as the Company customarily pays the base salaries of its employees. The Base Salary may be increased, but not be reduced, in the discretion of the Company, and the term “Base Salary” shall thereafter refer to the Base Salary as so increased.

(b)                                 Annual Bonus. During his employment with the Company, Executive shall be paid an annual bonus in the discretion of the Company; provided that in no event will Executive’s annual bonus be less than $100,000.

(c)                                  Signing Bonus.              At the Effective Date, Executive shall receive a signing bonus in the amount of $200,000.

(d)                                 Equity Awards.

(i)                                     As soon as practicable following Executive’s execution of this Agreement, the Company shall grant Executive an option to purchase 100,000 shares of its common stock (the “Option”) under the Company’s applicable Stock Option and Incentive Plan (the “Plan”). The per share exercise price of the Option shall be the fair market value (as determined under the Plan) of the Company’s common stock on the date of grant. Subject to Executive’s continuing employment with the Company and the provisions of Section 4(b), the Option shall vest 20% on the date of grant and the remainder shall vest in four equal installments on the first four anniversaries of the Effective Date. In the event of stock split, stock dividend, share combination, exchange of shares, recapitalization, merger, consolidation, reorganization, liquidation or other comparable changes or transactions of or by the Company, an appropriate adjustment to the number and/or type of shares into which the Option is exercisable shall be made to give proper effect to such event.

(ii)                                  As soon as practicable following Executive’s execution of this Agreement, the Company shall grant Executive an award of 100,000 restricted shares of its common stock (the “Restricted Shares”) under the Plan. Subject to Executive’s continuing employment with the Company and the provisions of Section 4(b), the Restricted Shares shall become vested and the restrictions thereon shall lapse in three equal installments on each of January 1, 2007, January 1, 2008 and January 1, 2009. In the event of stock split, stock dividend, share combination, exchange of shares, recapitalization, merger, consolidation, reorganization, liquidation or other comparable changes or transactions of or by the Company, an appropriate adjustment to the number and/or type of Restricted Shares shall be made to give proper effect to such event.

(e)                                  Benefits. During his employment with the Company, the Company shall provide, and the Executive shall be entitled to participate in or receive benefits under any pension plan, profit sharing plan, stock option plan, stock purchase plan or arrangement, health and accident plan or any other employee benefit plan or arrangement made available now or in the future to executives of the Company; provided Executive complies with the conditions attendant with coverage under such plans or arrangements. Nothing contained herein shall be construed to require the Company to establish any plan or arrangement not in existence on the date hereof or to prevent the Company from modifying or terminating any plan or arrangement in existence on the date hereof. Without limiting the generality of the foregoing, Executive shall be entitled to no less than two weeks of paid vacation per calendar year.

(e)                                  Perquisites; Expenses. During his employment with the Company, Executive shall be entitled to perquisites on the same basis as perquisites are generally provided to executives of the Company, including car service to and from airports and first class air travel for flights in excess of 2.5 hours. In addition, the Company shall promptly pay or, if such expenses are paid directly by Executive, the Executive shall be entitled to receive prompt reimbursement, for all reasonable expenses that Executive incurs during his employment with the Company in carrying out Executive’s duties under this Agreement, including, without limitation, those incurred in connection with business related travel or entertainment, upon presentation of expense statements and customary supporting documentation.

4.                                       Termination of Employment.

(a)                                  Death; Disability; Termination For Cause. Executive’s employment shall terminate automatically upon his death or Disability (as defined below). The Company may terminate Executive’s employment for Cause (as defined below) without prior notice. Upon a termination of Executive’s employment (i) due to Executive’s death or Disability, or (ii) by the Company for Cause, Executive (or, in the case of Executive’s death, Executive’s estate and/or beneficiaries) shall be entitled to: (A) unpaid Base Salary through the date of the termination; (B) any earned but unpaid bonus for the prior fiscal year of the Company; and (C) any benefits due to Executive under any employee benefit plan of the Company and any payments due to Executive under the terms of any Company program, arrangement or agreement, excluding any severance program or policy (collectively, the “Accrued Amounts”). Executive shall have no further right or entitlement under this Agreement; provided, however, that in the event of a termination of Executive’s employment due to Executive’s death or Disability, all Options and Restricted Shares previously granted to Executive shall fully vest.

(b)                                 Termination Without Cause or for Good Reason. (i)  The Company may terminate Executive’s employment without Cause and Executive may terminate his employment for Good Reason, in each case upon thirty days prior written notice. In the event that, during the Term, the Company terminates the Executive’s employment without Cause or Executive terminates his employment for Good Reason, Executive shall be entitled to the following in lieu of any payments or benefits under any severance program or policy of the Company, and subject to execution by Executive of a waiver and release of claims in a form reasonably determined by the Company:

(i) the Accrued Amounts;

(ii) a lump sum cash severance payment equal to the unpaid balance of the Base Salary and annual bonuses Executive would have been paid for the balance of the Term hereof measured from the date of termination of employment pursuant to this paragraph 4(b) to the expiration date of the Term; the severance payable shall be computed based upon (A) Executive’s highest Base Salary in effect at any time during his employment with the Company and (B)  Executive’s annual bonus received for the most recent completed fiscal year of the Company prior to the date of termination;

(iii) continued coverage for a period of twelve months commencing on the date of termination (A) for Executive (and his eligible dependents, if any) under the Company’s health plans on the same basis as such coverage is made available to executives employed by the Company (including, without limitation, co-pays, deductibles and other required payments and limitations) and (B) under any Company life insurance plan in which Executive was participating immediately prior to the date of termination; and

(iv) other than in the event of a termination for Good Reason pursuant to Section 4(c)(iii)(D), full vesting of all Options and Restricted Shares previously granted to Executive.

(c)                                  Definitions.                                  For purposes of this Agreement, the following definitions shall apply:

(i)                                     “Cause” shall mean: (A) Executive’s willful and continuing failure (except where due to physical or mental incapacity) to perform his duties hereunder; (B) Executive’s willful malfeasance or gross neglect in the performance of his duties hereunder; (C) Executive’s conviction of, or plea of guilty or nolo contendere to, the commission of a felony or a misdemeanor involving moral turpitude; (D) the commission by Executive of an act of fraud or embezzlement against the Company or any affiliate; or (E) Executive’s willful breach of any material provision of this Agreement. For purposes of the preceding sentence, no act or failure to act by Executive shall be considered “willful” unless done or omitted to be done by Executive in bad faith and without reasonable belief that Executive’s action or omission was in the best interests of the Company.

(ii)                                  “Disability” shall have the same meaning as in, and shall be determined in a manner consistent with any determination under, the long-term disability plan of the Company in which Executive participates from time to time, or if Executive is not covered by such a plan, “Disability” shall mean Executive’s permanent physical or mental injury, illness or other condition that prevents Executive from performing his duties to the Company, as reasonably determined by the Board of Directors of the Company.

(iii)                               “Good Reason” shall mean the occurrence, without Executive’s express written consent, of: (A) an adverse change in Executive’s employment’s title; (B) a significant diminution in Executive’s employment duties, responsibilities or authority, or the assignment to Executive of duties that are materially inconsistent with his position; (C) any reduction in Base Salary; (D) a relocation of Executive’s principal place of employment to a location outside of the New York metropolitan area; or (E) any willful breach by the Company of any material provision of this Agreement which is not cured within 15 days after written notice is received from the Executive.

5.                                       Confidentiality of Trade Secrets and Business Information. Executive agrees that Executive will not, at any time during Executive’s employment with the Company or thereafter, disclose or use any trade secret, proprietary or confidential information of the Company or any subsidiary or affiliate of the Company (collectively, “Confidential Information”), obtained during the course of such employment, except for disclosures and uses required in the course of such employment or with the written permission of the Company or, as applicable, any subsidiary or affiliate of the Company or as may be required by law; provided that, if Executive receives notice that any party will seek to compel him by process of law to disclose any Confidential Information, Executive shall promptly notify the Company and cooperate with the Company in seeking a protective order against such disclosure.

6.                                       Return of Information. Executive agrees that at the time of any termination of Executive’s employment with the Company, whether at the instance of Executive or the Company, and regardless of the reasons therefore, Executive will deliver to the Company, and not keep or deliver to anyone else, any and all notes, files, memoranda, papers and, in general, any and all physical (including electronic) matter containing Confidential Information and other information relating to the business of the Company or any subsidiary or affiliate of the Company which are in Executive’s possession, except as otherwise consented in writing by the Company at the time of such termination. The foregoing shall not prevent Executive from retaining copies of personal diaries, personal notes, personal address books, personal calendars, and any other personal information (including, without limitation, information relating to Executive’s compensation), but only to the extent such copies do not contain any Confidential Information.

7.                                       Noncompetition. In consideration for the compensation payable to Executive under this Agreement, Executive agrees that Executive will not, during Executive’s employment with the Company and for a period of one (1) year after any termination of employment, render services to a competitor of the Company or any of its affiliate, regardless of the nature thereof, or engage in any activity which is in direct conflict with or adverse to the interests of the Company or any affiliate. For purposes of this Agreement, “Competitor” shall mean any business or enterprise which operates theme parks or engages in the media or entertainment business or in any other business that is competitive with the business of the Company. Notwithstanding the foregoing, Executive’s providing services to an affiliate of a Competitor that are not competitive with the business activities of the Company shall not be a violation of the restrictions of this Section 7, and nothing in this Section 7 shall restrict Executive from providing investment banking or financial advisory services to companies in the media and entertainment business.

8.                                       Noninterference. During Executive’s employment with the Company and for a period of one (1) year following any Termination, Executive agrees not to directly or indirectly recruit, solicit or induce, any employees, consultants or independent contractors of the Company, any entity in which the Company has made a significant investment, or any entity to which Executive renders services pursuant to the terms of this Agreement (each, a “Restricted Entity”) to terminate, alter or modify their employment or other relationship with the Company or any Restricted Entity. During Executive’s employment with the Company and for a period of one (1) year following any termination thereof, Executive agrees not to directly or indirectly solicit any customer or business partner of the Company or any Restricted Entity to terminate, alter or modify its relationship with the Company or the Restricted Entity or to interfere with the Company’s or any Restricted Entity’s relationships with any of its customers or business partners on behalf of any enterprise that directly or indirectly competes with the Company or the Restricted Entity.

9.                                       Enforcement. Executive acknowledges and agrees that:  (i) the purpose of the covenants set forth in Sections 5 through 8 above is to protect the goodwill, trade secrets and other confidential information of the Company; (ii) because of the nature of the business in which the Company is engaged and because of the nature of the Confidential Information to which Executive has access, it would be impractical and excessively difficult to determine the actual damages of the Company in the event Executive breached any such covenants; and (iii) remedies at law (such as monetary damages) for any breach of Executive’s obligations under Sections 5 through 8 would be inadequate. Executive therefore agrees and consents that if Executive commits any breach of a covenant under Sections 5 through 8, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage. If any portion of Sections 5 through 8 is hereafter determined to be invalid or unenforceable in any respect, such determination shall not affect the remainder thereof, which shall be given the maximum effect possible and shall be fully enforced, without regard to the invalid portions. In particular, without limiting the generality of the foregoing, if the covenants set forth in Section 7 are found by a court or an arbitrator to be unreasonable, Executive and the Company agree that the maximum period, scope or geographical area that is found to be reasonable shall be substituted for the stated period, scope or area, and that the court or arbitrator shall revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. If any of the covenants of Sections 5 through 8 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company’s right to enforce any such covenant in any other jurisdiction.

10.                                 Indemnification. The Company shall indemnify Executive against any and all losses, liabilities, damages, expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement incurred by Executive in connection with any claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including any action by or in the right of the Company, by reason of any act or omission to act in connection with the performance of his duties hereunder to the full extent that the Company is permitted to indemnify a director, officer, employee or agent against the foregoing under applicable law. The Company shall at all times cause Executive to be included, in his capacity hereunder, under all liability insurance coverage (or similar insurance coverage) maintained by the Company from time to time.

11.                                 Executive’s Representations. Executive acknowledges that before signing this Agreement, Executive was given the opportunity to read it, evaluate it and discuss it with Executive’s personal advisors. Executive further acknowledges that the Company has not provided Executive with any legal advice regarding this Agreement.

12.                                 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when delivered (a) personally, (b) by facsimile with evidence of completed transmission, or (c) delivered by overnight courier to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

If to the Company:

Six Flags, Inc

122 E. 42nd Street, 49th Floor

New York, New York  10168

Attn: Chief Executive Officer

If to the Executive:

Andrew M. Schleimer

c/o Six Flags, Inc.

122 E. 42nd Street, 49th Floor

New York, New York  10168

with a copy to:

Alan L. Sklover, Esq

Sklover & Associates, LLC

10 Rockefeller Plaza

New York, Ny 10020

13.                                 Assignment and Successors. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company may assign this Agreement to another corporation, limited liability company, partnership, joint venture or other business in which the Company has made an investment.

14.                                 Governing Law; Amendment. This Agreement shall be governed by and construed in accordance with the laws of Delaware, without reference to principles of conflict of laws. This Agreement may not be amended or modified except by a written agreement executed by Executive and the Company or their respective successors and legal representatives.

15.                                 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

16.                                 Tax Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

17.                                 No Waiver. Executive’s or the Company’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement. Any provision of this Agreement may be waived by either party; provided that both parties agree to such waiver in writing.

18.                                 No Mitigation. In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be subject to offset or otherwise reduced whether or not Executive obtains other employment.

19.                                 Headings. The Section headings contained in this Agreement are for convenience only and in no manner shall be construed as part of this Agreement.

20.                                 Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and shall supersede all prior agreements, whether written or oral, with respect thereto.

21.                                 Duration of Terms. The respective rights and obligations of the parties hereunder shall survive any termination of Executive’s employment to the extent necessary to give effect to such rights and obligations.

22.                                 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Executive has hereunto set Executive’s hand and, pursuant to the authorization of its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

SIX FLAGS, INC.

By:	/s/ Mark Shapiro
Name:	Mark Shapiro
Title:	Chief Executive Officer

/s/ Andrew M. Schleimer
Andrew M. Schleimer